Exhibit 99.2

TRANSACTIONS

The following table sets forth all transactions by the Reporting Persons or on behalf of the Reporting Persons with respect to securities of the Issuer effected in the last 60 days, inclusive of any transactions effected through 4:00 p.m., New York City time, on November 12, 2018. All such transactions were sales of securities of the Issuer effected in the open market, and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/ (Sell)	Shares	Unit Cost		Security
FPA Hawkeye	10/23/2018	Sell	(1,339)	$117.3442	(1)	Common Stock
FPA Hawkeye-7	10/23/2018	Sell	(2,083)	$117.3442	(1)	Common Stock
FPA Select Drawdown	10/24/2018	Sell	(6,393)	$117.4018	(2)	Common Stock
FPA Select Drawdown	10/25/2018	Sell	(99,629)	$117.4492	(3)	Common Stock
FPA Crescent Fund	11/06/2018	Sell	(77,404)	$117.5532	(4)	Common Stock
Managed Accounts	11/06/2018	Sell	(5,640)	$117.5532	(4)	Common Stock
FPA Crescent Fund	11/07/2018	Sell	(33,531)	$117.4306	(5)	Common Stock
Managed Accounts	11/07/2018	Sell	(2,444)	$117.4306	(5)	Common Stock
FPA Crescent Fund	11/08/2018	Sell	(96,433)	$117.6035	(6)	Common Stock
Managed Accounts	11/08/2018	Sell	(7,027)	$117.6035	(6)	Common Stock
FPA Crescent Fund	11/09/2018	Sell	(137,788)	$117.5416	(7)	Common Stock
Managed Accounts	11/09/2018	Sell	(10,041)	$117.5416	(7)	Common Stock
FPA Crescent Fund	11/12/2018	Sell	(47,949)	$117.1533	(8)	Common Stock
Managed Accounts	11/12/2018	Sell	(3,494)	$117.1533	(8)	Common Stock

(1)

The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117.27 to $117.42, inclusive. The reporting persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (1), (2), (3), (4), (5), (6) and (7).

(2)	The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117.40 to $117.42, inclusive.
(3)	The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117.40 to $117.57, inclusive.
(4)	The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117.5050 to $117.117.63, inclusive.
(5)	The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117.39 to $117.51, inclusive.
(6)	The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117.49 to $117.765, inclusive.
(7)	The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117.405 to $117.68, inclusive.
(8)	The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $117 to $117.65, inclusive.